 PRINCIPAL FUNDS, INC.
 SUB-ADVISORY AGREEMENT
BROWN INVESTMENT ADVISORY INCORPORATED SUB-ADVISED FUNDS

AGREEMENT executed as of September 14, 2010, by and between PRINCIPAL
MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called "the
Manager"), and BROWN INVESTMENT ADVISORY INCORPORATED, a Maryland
corporation (hereinafter called "the Sub-Advisor).

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Fund of the Principal  Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for each series identified in Appendix A ( hereinafter called the "Series"), which the
Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

  (a) Management Agreement (the "Management Agreement") with the
Fund;

  (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

  (c) The Fund's Articles of Incorporation and By-laws;

(d) Policies, procedures or instructions adopted or approved by the Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the
Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of the Series, subject to the control and direction of the Manager and the Fund's Board of
Directors, for the period and on the terms hereinafter set forth.
The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2. Obligations of and Services to be Provided by the Sub-Advisor

  The Sub-Advisor will:

(a) Provide investment advisory services, including but not
limited to research, advice and supervision for the Series.

(b) Furnish to the Board of Directors of the Fund for approval
(or any appropriate committee of such Board), and revise from time to time as economic conditions require, a recommended
investment program for the Fund consistent with the Series'
investment objective and policies.

(c) Implement the approved investment program by placing orders for the purchase and sale of securities without prior
consultation with the Manager and without regard to the
length of time the securities have been held, the resulting
rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's Articles of
Incorporation and Bylaws, the requirements of the 1940 Act,
as each of the same shall be from time to time in effect.

 (d) Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are reasonably
necessary or appropriate to carry out the decisions of its
Board of Directors, and any appropriate committees of such
Board, regarding the general conduct of the investment
business of the Series.

 (e) Maintain, in connection with the Sub-Advisor's investment advisory services provided to the Series, its compliance with the 1940 Act and the regulations adopted by the Securities
and Exchange Commission thereunder and the Series' investment strategies and restrictions as stated in the Fund's
prospectus and statement of additional information, subject
to receipt of such additional information as may be required from the Manager and provided in accordance with Section
11(d) of this Agreement. The Sub-Advisor has no
responsibility for the maintenance of Fund records except
insofar as is directly related to the services it provides to the Series.

 (f) Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably
deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment
program of the Series are being observed.

 (g) Upon request, provide assistance in the determination of the fair value of certain securities when reliable market
quotations are not readily available for purposes of
calculating net asset value in accordance with procedures and methods established by the Fund's Board of Directors.

 (h) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of investment, clerical and other personnel required for it to execute its
duties faithfully, and (ii) administrative facilities,
including bookkeeping, clerical personnel and equipment
necessary for the efficient conduct of its duties under this
Agreement.

(i) Open accounts with broker-dealers and futures commission merchants ("broker-dealers"), select broker-dealers to effect all transactions for the Series, place all necessary orders
with broker-dealers or issuers (including affiliated broker-
dealers), and negotiate commissions, if applicable. To the
extent consistent with applicable law, purchase or sell
orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor.
In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor
considers to be the most equitable and consistent with its
fiduciary obligations to the Fund and to other clients.  The
Manager recognizes that, in some cases, this procedure may
limit the size of the position that may be acquired or sold
for the Series.  The Sub-Advisor will report on such
allocations at the request of the Manager, the Fund or the
Fund's Board of Directors providing such information as the
number of aggregated trades to which the Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades.  The Sub-
Advisor shall use its best efforts to obtain execution of
transactions for the Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor
may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-
Advisor. To the extent consistent with applicable law, the
Sub-Advisor may pay a broker or dealer an amount of
commission for effecting a securities transaction in excess
of the amount of commission or dealer spread another broker
or dealer would have charged for effecting that transaction
if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the
brokerage and research products and/or services provided by
such broker or dealer. This determination, with respect to
brokerage and research products and/or services, may be
viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its
affiliates have with respect to the Series as well as to
accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Series. In addition, joint repurchase or
other accounts may not be utilized by the Series except to
the extent permitted under any exemptive order obtained by
the Sub-Advisor provided that all conditions of such order
are complied with.
(j) Maintain all accounts, books and records with respect to the
Series as are required of an investment advisor of a
registered investment company pursuant to the 1940 Act and
Investment Advisor's Act of 1940 (the "Investment Advisor's
Act"), and the rules thereunder, and furnish the Fund and the
Manager with such periodic and special reports as the Fund or
Manager may reasonably request.  In compliance with the
requirements of Rule 31a-3 under the 1940 Act, the Sub-
Advisor hereby agrees that all records that it maintains for the Series are the property of the Fund, agrees to preserve
for the periods described by Rule 31a-2 under the 1940 Act
any records that it maintains for the Fund and that are
required to be maintained by Rule 31a-1 under the 1940 Act,
and further agrees to surrender promptly to the Fund any
records that it maintains for the Series upon request by the
Fund or the Manager.

(k) Observe and comply with Rule 17j-1 under the 1940 Act and the
Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.  The Manager
acknowledges receipt of a copy of Sub-Advisor's current Code of Ethics.  Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of
Ethics.

(l) From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio
transactions and reports on investments held by the Series,
all in such detail as the Manager or the Fund may reasonably request.  The Sub-Advisor will make available its officers
and employees to meet with the Fund's Board of Directors at
the Fund's principal place of business on due notice to
review the investments of the Series.

(m) Provide such information as is customarily provided by a sub-
advisor and may be required for the Fund or the Manager to
comply with their respective obligations under applicable
laws, including, without limitation, the Internal Revenue
Code of 1986, as amended (the "Code"), the 1940 Act, the
Investment Advisers Act, the Securities Act of 1933, as
amended (the "Securities Act"), and any state securities
laws, and any rule or regulation thereunder.  Sub-Advisor
will advise Manager of any changes in Sub-Advisor's general
partners within a reasonable time after any such change.
Manager acknowledges receipt of Sub-Advisor's Form ADV more
than 48 hours prior to the execution of this Agreement.

(n) Perform quarterly and annual tax compliance tests to monitor the Series' compliance with Subchapter M of the Code and
Section 817(h) of the Code, subject to receipt of such
additional information as may be required from the Manager
and provided in accordance with Section 11(d) of this
Agreement.  The Sub-Advisor shall notify the Manager
immediately upon having a reasonable basis for believing that the Series has ceased to be in compliance or that it might
not be in compliance in the future.  If it is determined that the Series is not in compliance with the requirements noted
above, the Sub-Advisor, in consultation with the Manager,
will take prompt action to bring the Series back into
compliance (to the extent possible) within the time permitted under the Code.

(o) Have the responsibility and authority to vote proxies
solicited by, or with respect to, the issuers of securities
held in the Series.  The Manager shall cause to be forwarded to Sub-Advisor all proxy solicitation materials that it
receives and shall assist Sub-Advisor in its efforts to
conduct the proxy voting process.

     3. Prohibited Conduct

     In providing the services described in this agreement, the Sub-
Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

     4. Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Fund, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5. Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers,
employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's duties under this Agreement or as a result of the failure by the Manager or any of its
affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the
Sub-Advisor or any of its directors, officers, employees, agents
(excluding any broker-dealer selected by the Sub-Advisor), or affiliates.

6. Indemnification

The Manager agrees to indemnify and hold harmless the Sub-Advisor from and against any and all claims, losses, liabilities or
damages (including reasonable attorneys' fees and other related expenses), ("Losses") howsoever arising, from or in connection with this Agreement or the performance by the Sub-Advisor of its duties hereunder, so long as the Sub-Advisor shall, after receipt of notice of any claim or commencement of any action, promptly notify the Manager in writing of the claim or commencement of such action.  The Manager shall not be liable for any settlement of any claim or action effected without its written consent.
Nothing contained herein shall require the Manager to indemnify the Sub-Advisor for Losses resulting from the Sub-Advisor's
willful misfeasance, bad faith or gross negligence in the
performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

7. Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third
parties to better enable the Sub-Advisor to fulfill its
obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.

8. Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

9. Duration and Termination of This Agreement

This Agreement shall become effective as of the date of its
execution and, unless otherwise terminated, shall continue in effect for a period of two years and thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the
Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the
Manager, Principal Life Insurance Company, the Sub-Advisor or the
Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the
requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the
required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or Sub-
Advisor or other definitive action; provided, that the
compensation received by the Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the
1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the
Sub-Advisor, the Manager or by vote of a majority of the
outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section
9, the definitions contained in Section 2(a) of the 1940 Act
(particularly the definitions of "interested person,"
"assignment" and "voting security") shall be applied.

     10. Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the
holders of a majority of the outstanding voting securities of the
Series and by vote of a majority of the Board of Directors of the
Fund who are not interested persons of the Manager, the
Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

11. General Provisions

(a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the
purposes hereof. This Agreement shall be construed and
enforced in accordance with and governed by the laws of the
State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the
provisions hereof or otherwise affect their construction or
effect.

(b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party
at such address as such other party may designate for the
receipt of such notices. Until further notice to the other
party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines, Iowa
50392-0200, and the address of the Sub-Advisor shall be Brown
Advisory, 901 S. Bond Street, Baltimore, Maryland 21231.

(c) The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

 (1) the Sub-Advisor fails to be registered as an
investment adviser under the Investment Advisers Act or
under the laws of any jurisdiction in which the Sub-Advisor
is required to be registered as an investment advisor in
order to perform its obligations under this Agreement.

 (2) the Sub-Advisor is served or otherwise receives
notice of any action, suit, proceeding, inquiry or
investigation, at law or in equity, before or by any court,
public board or body, involving the affairs of the Fund.

(d) The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities
hereunder.

(e) The Sub-Advisor agrees that neither it nor any of its
affiliates will in any way refer directly or indirectly to
its relationship with the Fund, the Series, or the Manager
or any of their respective affiliates in offering, marketing or other promotional materials without the express written
consent of the Manager.

  (f) The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in
consideration for the promotion or sale of Fund shares or
shares issued by any other registered investment company. Sub-
advisor further represents that it is contrary to the Sub-
advisor's policies to permit those who select brokers or
dealers for execution of fund portfolio securities transactions to take into account the broker or dealer's promotion or sale of Fund shares or shares issued by any other registered
investment company.

(g) This Agreement contains the entire understanding and
agreement of the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL MANAGEMENT CORPORATION

By /s/ Michael J. Beer
                                                         Michael J. Beer, Executive Vice
President and
        Chief Operating Officer

BROWN INVESTMENT ADVISORY INCORPORATED

By /s/ Michael D. Hankin
        Michael D. Hankin, President

APPENDIX A

Brown Investment Advisory Incorporated ("Brown") shall serve as an investment sub-advisor for the Series identified below. The Manager will pay Brown, as full compensation for all services provided under this Agreement, a fee, computed and paid monthly, at an annual rate as shown below of the Series' net assets as the first day of each month allocated to Brown's management, provided however cash and cash equivalents shall be included in the Series' net assets calculation up to a maximum of 1.00% of the Series net assets.

In calculating the fee for a series included in the table, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance
Company to which Brown provides investment advisory services and which have the same investment mandate as the series for which the fee is calculated, will be combined with the assets of the series to arrive at net assets.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

SmallCap Growth Fund I
Sub-Advisor's Fee as a Percentage of Average Daily
Net Assets
First $200 million
 0.50%
Next $200 million ....................................... 0.45%
Assets over $400 million
 0.40%

LargeCap Growth Fund I
Sub-Advisor's Fee as a Percentage of Average Daily
Net Assets
First $100 million
 0.30%
Next $100 million ....................................... 0.25%
Assets over $200 million
 0.20%

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